UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 525

San Diego, California 92130

(Address of principal executive offices)

2005 Equity Incentive Plan

(Full title of the plan)

Tyler M. Dylan

Chief Business Officer

Cardium Therapeutics, Inc.

3611 Valley Centre Drive, Suite 525

San Diego, California 92130

(858) 436-1000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

David A. Fisher, Esq.

Fisher Thurber LLP

4225 Executive Square, Suite 1600

La Jolla, CA 92037

(858) 535-9400

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
2005 Equity Incentive Plan, Common Stock, $0.0001 par value per share	5,665,856	$2.80	$15,864,396.80	$1,697.49

(1)	This registration statement shall also cover any additional shares of common stock that become issuable under such plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt by Cardium of consideration, which results in an increase in the number of the outstanding shares of Cardium’s common stock, including additional shares of common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of such plans.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (“33 Act”), based on the average of the high and low prices of Cardium’s common stock reported on the OTC Bulletin Board on November 8, 2006.

PART I

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registration Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference

The following documents have been filed by Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), with the Securities and Exchange Commission and are incorporated herein by reference:

(a)	Annual Report on Form 10-KSB for the year ended December 31, 2005, filed on March 31, 2006.

(b)	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, filed on May 15, 2006.

(c)	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, filed on August 9, 2006.

(d)	Current Report on Form 8-K filed on January 23, 2006; Current Report on Form 8-K filed on January 27, 2006; Current Report on Form 8-K filed on March 14, 2006 (as amended by Amendment No. 1 to Current Report on Form 8-K filed on May 4, 2006); Current Report on Form 8-K filed on April 4, 2006; Current Report on Form 8-K filed on May 12, 2006; Current Report on Form 8-K filed on June 7, 2006; Current Report on Form 8-K filed on July 11, 2006; and Current Report on Form 8-K filed on August 15, 2006.

(c)	The description of Cardium’s common stock contained in Cardium’s registration statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Cardium pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cardium’s certificate of incorporation provides that it may indemnify, to the full extent authorized or permitted by law, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was director or officer of Cardium or by reason of the fact that such director of officer, at the request of Cardium, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Under Delaware law, a director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred. In other circumstances, a director, officer, employee or agent of Cardium may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Cardium. The bylaws of Cardium provide that costs and expenses (including attorneys’ fees) incurred by or on behalf of a director, officer, employee or agent of Cardium in defending or investigating any action, suit, proceeding or investigation shall be paid by Cardium in advance of the final disposition of such matter, if such director, officer, employee or agent undertakes in writing to repay any such advances if it is ultimately determined that he or she was not entitled to indemnification.

Cardium’s certificate of incorporation further provides that Cardium may buy and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Cardium, or is serving at the request of Cardium as a director, officer, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cardium would have the power to indemnify him against such liability under the provisions of the law. Cardium has in effect a directors and officers liability insurance policy protecting its directors and officers against liability by reason of their being or having been directors or officers of Cardium.

Under the terms of Cardium’s charter, no director of Cardium shall be personally liable to Cardium or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Cardium or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which such director derived an improper personal benefit.

Cardium has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar arrangements with any future directors. Cardium may also enter into similar arrangements with certain of its officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibit index shows those exhibits filed with this registration statement and those incorporated by reference:

EXHIBIT INDEX

Exhibit Number	Description	Incorporated By Reference To
4.1	Second Amended and Restated Certificate of Incorporation of Cardium Therapeutics, Inc.	Exhibit 3(i) of Cardium’s Registration Statement on Form SB-2 (File No. 333-131104) filed on January 18, 2006
4.2	Amended and Restated Bylaws of Cardium Therapeutics, Inc.	Exhibit 3(ii) of Cardium’s Registration Statement on Form SB-2 (File No. 333-131104) filed on January 18, 2006

4.3	Form of Cardium’s Common Stock Certificate	Exhibit 4.5 of Cardium’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on March 31, 2006

5.1	Opinion of Fisher Thurber LLP	Filed herewith

23.1	Consent of Marcum & Kliegman LLP	Filed herewith

23.2	Consent of Bandari Beach Lim & Cleland, LLP	Filed herewith

23.3	Consent of Fisher Thurber LLP	Included in Exhibit 5

99.1	2005 Equity Incentive Plan as adopted effective as of October 20, 2005	Exhibit 10.9 of Cardium’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

Item 9. Undertakings

(a) Cardium hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 33 Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Cardium pursuant to Section 13 or Section 15(d) of Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the 33 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Cardium hereby undertakes that, for the purposes of determining any liability under the 33 Act, each filing of Cardium’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 33 Act may be permitted to directors, officers and controlling persons of Cardium pursuant to the foregoing provisions, or otherwise, Cardium has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 33 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cardium of expenses incurred or paid by a director, officer or controlling person of Cardium in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cardium will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 33 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 10, 2006.

CARDIUM THERAPEUTICS, INC.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Christopher J. Reinhard (Christopher J. Reinhard)	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	November 10, 2006

/s/ Dennis M. Mulroy (Dennis M. Mulroy)	Chief Financial Officer (principal financial officer and principal accounting officer)	November 10, 2006

/s/ Tyler M. Dylan (Tyler M. Dylan)	Director	November 10, 2006

/s/ Edward William Gabrielson (Edward William Gabrielson)	Director	November 10, 2006

/s/ Murray Hunter Hutchison (Murray Hunter Hutchison)	Director	November 10, 2006

/s/ Gerald J. Lewis (Gerald J. Lewis)	Director	November 10, 2006

/s/ Lon Edward Otremba (Lon Edward Otremba)	Director	November 10, 2006

/s/ Ronald I. Simon (Ronald I. Simon)	Director	November 10, 2006